Exhibit 99.1

Ekso Bionics Reports Second Quarter 2018 Results

Achieves Record Quarterly Revenue

RICHMOND, Calif., August 7, 2018 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2018.

Recent Highlights and Accomplishments

•	Shipped 25 EksoGT™ systems in the second quarter of 2018 including 10 rental units. In addition, converted 3 previously rented units into sold units. This brings total placements to over 320 units, of which 28 are rentals. Second quarter shipments for 2018 represent a 25% increase over the same period in 2017.
•	Shipped 103 EksoWorks systems, including both Mounts and Vests. This brings total placements to over 500 units.
•	Achieved record revenues of $3.0 million for the quarter ended June 30, 2018, a 59% increase over the same quarter of 2017.
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Announced additional purchase orders by Ford Motor Company, for the EksoVest™ as part of an expanded initiative to help reduce the physical toll of repeated overhead tasks among Ford assembly line workers, in which EksoVest™ will be supplied to 15 Ford assembly plants in seven countries.

“In the second quarter of 2018 we achieved records for total revenue, revenue from our rehabilitation segment and placement of rehabilitation units,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “These records reflect the compelling value proposition that we are able to demonstrate to our customers, particularly those in the rehabilitation market. We believe that EksoGT provides value by enabling better patient outcomes, improving the economics of delivering effective rehabilitation care and allowing customers to increase their patient base. Our expanding international partnership with Ford for the EksoVest demonstrates our ability to deliver an equally compelling value proposition to customers in our industrial segment. The growing traction and execution of our sales strategies, combined with improvements in our customer acquisition costs and operating expenses, are strengthening our financial position. This gives us a solid platform for continued growth of our existing product lines while allowing us to invest in innovating our next generation of mobility solutions.”

Second Quarter 2018 Financial Results

Revenue was $3.0 million for the quarter ended June 30, 2018, which includes approximately $2.4 million in medical device revenue, and $0.6 million in industrial sales. Revenue was $1.9 million for the quarter ended June 30, 2017, which included approximately $1.5 million in medical revenue, $0.4 million in industrial sales.

Gross profit for the quarter ended June 30, 2018 was $1.0 million, compared to $0.4 million in the quarter ended June 30, 2017, representing a gross margin of just under 33%. This compares to a gross margin for the same period last year of 21%.

Sales and marketing expenses for the quarter ended June 30, 2018 were $3.9 million, compared to $3.3 million for the quarter ended June 30, 2017, an increase of $0.6 million. This increase was due primarily to an increase in marketing efforts related to campaigns to educate the market on the benefits of stroke rehabilitation using exoskeletons, and arranging product demonstrations with various target customers.

Research and development expenses for the quarter ended June 30, 2018 were $1.4 million, compared to $2.6 million for the quarter ended June 30, 2017, a decrease of $1.2 million. This decrease was primarily due to decreased employment costs.

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General and administrative expenses for the quarter ended June 30, 2018 were $2.8 million, compared to $2.5 million for the quarter ended June 30, 2017, an increase of $0.3 million. This increase was primarily due to a $0.6 million expense associated with business development related activities in China, which was paid in the third quarter of 2017. The increase was partially offset by lower employment costs.

Net loss applicable to common stockholders for the quarter ended June 30, 2018 was $8.0 million, or $0.13 per basic and diluted share, compared to $5.5 million, or $0.22 per basic and diluted share for the quarter ended June 30, 2017.

Six months ended June 30, 2018

Revenue for the six months ended June 30, 2018 was $5.5 million, which includes approximately $4.5 million in medical device revenue, and $1.0 million in industrial sales, compared to $3.3 million for the same period in the prior year. The increase in revenue for the 2018 period is primarily due to a higher volume of medical device sales.

The company did not have substantial engineering services revenue for the six months ended June 30, 2018 or the six months ended June 30, 2017.

Gross profit for the six months ended June 30, 2018 was approximately $1.7 million, comprised of $1.6 million from medical device sales and $0.1 million from industrial sales, compared to $0.7 million during the same period of 2017. The increase was primarily due to higher sales of medical devices and a higher average selling price.

Sales and marketing expenses were $7.8 million for the six months ended June 30, 2018, compared to $6.3 million for the same period in the prior year, an increase of $1.4 million. The increase was primarily due to an increase in marketing efforts related to the commercialization of its medical devices, an increase in clinical research activity and one-time severance costs related to the departure of our Chief Marketing officer and other marketing personnel.

Research and development expenses were $3.2 million for the six months ended June 30, 2018, compared to $5.5 million in the same period in 2017, a decrease of $2.3 million. This decrease was primarily due to lower employment costs as a result of the company-wide reduction in workforce in May 2017.

General and administrative expenses were $6.6 million for the six months ended June 30, 2018, compared to $5.0 million in the same period in 2017. The increase was primarily due to one-time severance to the departure of the former Chief Executive Officer.

Net loss applicable to common shareholders for the six months ended June 30, 2018 was $15.9 million, or $0.26 per basic and diluted share, compared to $13.8 million, or $0.58 per basic and diluted share, for the six months ended June 30, 2017.

Cash on hand at June 30, 2017 was $13.9 million, compared to $27.8 million at December 31, 2017. For the six months ended June 30, 2018, the Company used $12.8 million of cash in operations, compared to $16.9 million for the six months ended June 30, 2017.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers, using Conference ID: 13581989. A live webcast of the event will be available in the “Investors” section of the company’s website at www.eksobionics.com, or by clicking here.

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A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, operating results, capital expenditures, capital structure, continued momentum in commercialization efforts, expansion of product footprint or other financial or operational items, (iii) the Company's future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three and six months ended June 30, 2018, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for such period that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

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Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Amy Wheeler

646-871-8486

awheeler@lazarpartners.com

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	June 30,	December 31,
	2018	2017
Assets	(unaudited)
Current assets:
Cash	$13,890	$27,813
Accounts receivable, net	3,547	2,760
Inventories, net	2,382	3,025
Prepaid expenses and other current assets	584	1,339
Total current assets	20,403	34,937
Property and equipment, net	2,271	2,249
Intangible assets, net	225	491
Goodwill	189	189
Other assets	120	122
Total assets	$23,208	$37,988
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	2,590	2,420
Accrued liabilities	3,162	3,503
Deferred revenues, current	1,310	1,103
Note payable, current	2,333	2,139
Total current liabilities	9,395	9,165
Deferred revenue	1,201	816
Note payable, net	3,746	4,830
Warrant liability	1,128	1,648
Contingent liabilities	76	81
Other non-current liabilities	36	57
Total liabilities	15,582	16,597
Stockholders' equity:
Common stock	61	60
Additional paid-in capital	167,823	165,825
Accumulated other comprehensive (loss) income	(227)	(340)
Accumulated deficit	(160,031)	(144,154)
Total stockholders' equity	7,626	21,391
Total liabilities and stockholders' equity	$23,208	$37,988

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		YTD months ended June 30,
	2018	2017	2018	2017
Revenue:
Device and related	$2,956	$1,867	$5,475	$3,275
Engineering services	11	-	11	28
Total revenue	2,967	1,867	5,486	3,303

Cost of revenue:
Device and related	1,986	1,471	3,736	2,548
Engineering services	14	-	14	7
Total cost of revenue	2,000	1,471	3,750	2,555

Gross profit	967	396	1,736	748

Operating expenses:
Sales and marketing	3,933	3,270	7,786	6,337
Research and development	1,389	2,632	3,197	5,505
General and administrative	2,827	2,475	6,564	5,016
Restructuring	-	665	-	665
Change in fair value, contingent consideration	3	(187)	(15)	(175)
Total operating expenses	8,152	8,855	17,532	17,348

Loss from operations	(7,185)	(8,459)	(15,796)	(16,600)

Other income (expense), net:
Interest expense	(160)	(198)	(324)	(316)
Gain (loss) on warrant liability	(213)	3,106	520	3,037
Other income, net	(420)	44	(277)	70
Total other income (expense), net	(793)	2,952	(81)	2,791

Net loss	$(7,978)	$(5,507)	$(15,877)	$(13,809)

Basic and diluted net loss per share	$(0.13)	$(0.22)	$(0.26)	$(0.58)

Weighted average number of shares of common
stock, basic and diluted	60,621	25,515	60,386	23,717

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